AllianceBernstein Real Estate Investment Fund
811-07707

Articles of Incorporation: Incorporated by reference to Exhibit 99a-4 to Post Effective Amendment No. 12 to Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on February 25, 2005.

77.I)  Terms of new or amended securities


Question 77-I

In 2005, the Fund issued three new classes of shares, Class R, Class K and Class I shares. Class R, Class K and Class I Shares, along with Adviser Class, Class A, Class B and Class C shares each represent an interest in the same portfolio of investments of the Fund, have the same rights and are identical in all respects, except that (i) Class A shares bear the expense of the initial sales charge (or contingent deferred sales charge, when applicable), Class B and Class C shares bear the expense of the deferred sales charge, and Adviser Class, Class R, Class K and Class I shares do not bear sales charges (ii) Class A, Class B, Class C and Class R shares each bear the expense of a higher distribution services fee than that borne by Class K shares; Class B and Class C shares each bear the expense of a higher distribution services fee, and Class A and Class K a lower distribution services fee, than that borne by Class R shares; and Class I and Advisor Class shares do not bear such a fee, (iii) transfer agency costs differ with respect to each Class; (iv) each of Class A, Class B, Class C, Class R and Class K shares has exclusive voting rights with respect to provisions of the Rule
12b-1 Plan pursuant to which its distribution services fee is paid and other matters for which separate class voting is appropriate under applicable law, provided that, if the Fund submits to a vote of the Class A shareholders, an amendment to the Rule 12b-1 Plan that would materially increase the amount to be paid thereunder with respect to the Class A shares, then such amendment will also be submitted to the Class B and Advisor Class shareholders and the Class A, the Class B and the Advisor Class shareholders will vote separately by class; and
(v) Class B and Advisor Class shares are subject to a conversion feature. Each class has different exchange privileges and certain different shareholder service options available.